EXHIBIT 10-2

Employment Agreement

THIS AGREEMENT is made as of December 1, 2007

B E T W E E N:

ZION OIL AND GAS INC., a Company incorporated under the laws of Delaware.

(the "Company")

and -

WILLIAM H. AVERY (the "Employee")

CONTEXT OF THIS AGREEMENT

  The Company explores for oil and gas in Israel.

  The Company wishes to employ the Employee upon the terms and conditions as set out herein.

FOR VALUE RECEIVED, the sufficiency of which is acknowledged, the parties agree as follows:

  INTERPRETATION

    Definitions. In this Agreement, the following terms shall have the following meanings:

    "Agreement" means this agreement and all schedules attached hereto and all amendments made hereto and thereto in writing by the parties.

    "Business Day" means a day other than a Saturday, Sunday or statutory holiday in the United States.

    "Person" includes individuals, companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities.

    Entire Agreement. This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement (or other agreements pertaining to employee benefits, including, without limitation, stock option and bonus plan agreements), constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

    Sections and Headings. The division of this Agreement into parts and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to parts and sections are to parts and sections of this Agreement.

    Number & Gender. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas applicable therein.

    Currency. Unless otherwise specified, all references herein to currency shall be references to currency of the United States.

    Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non Business Day, the period in question shall end on the next Business Day.

  APPOINTMENT AND DUTIES

  2.1 Appointment. The Company agrees to employ the Employee as its 'Corporate Executive Vice President' (including USA and Israel) upon the terms and conditions contained herein and the Employee accepts such appointment.

  2.2 Term. The employment of the Employee hereunder shall commence on the date hereof and shall continue until December 31, 2008 (the "Initial Term") unless terminated in accordance with the provisions of this Agreement. This Agreement shall be renewed for successive one year terms (each a "Renewal Term") unless the Company or Employee indicates in writing, more than 90 days prior to the termination of this Initial term or any Renewal term, that it does not intend to renew this Agreement.

  2.3 Duties and Reporting. The Employee will report directly to the president of the Company and shall carry out all duties and responsibilities which are from time to time assigned to him by the president. Duties shall include legal, financial and administrative responsibilities in the United States and Israel as directed by the President.

  BENEFITS & EXPENSES

  3.1 Gross Salary. During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, the Company shall pay to the Employee for all services rendered hereunder, as salary, payable not less often than once per month and in accordance with the Company 's normal and reasonable payroll practices, a monthly gross amount equal to U.S. $18,750 (the "Gross Salary").

  Gross Salary shall be deferred in an amount equal to the percentage being paid by the Company to its other senior executive officers from time to time. Currently, the Company pays 60% of salaries up to the maximum amount of $10,000 monthly as gross salary to senior executive officers. The Gross Salary which is deferred shall be paid at such time and in accordance with the amount being paid to other Company senior executive officers. For the purposes of this Section 3.1 senior executive offices include the CEO , CFO and President.

  3.2 Cell Phone. Company shall provide the Employee with a cell phone and pay for its maintenance and use.

  3.3 Benefits. The Employee shall be entitled to participate in all of the Company's benefit plans generally available to its senior level employees from time to time established for Company employees who are located in the United States.

  3.4 Expenses All expenses reasonably incurred by the Employee shall be reimbursed, together with any applicable sales and goods and services taxes, by the Company within 10 Business Days after presentation by the Employee of proper invoices and receipts in keeping with the policies of the Company as established from time to time.

  3.5 Options. Subject to the Employee entering into the Company's standard Employee Stock Option agreement, the Employee shall be entitled to participate in an employee stock option plan of the Company. Company shall grant to Employee under Company's 2005 Stock Option Plan non qualified fully vested penny options for 40,000 shares of Common Stock of the CompanyThe vested options shall be exercisable until October 31, 2017 subject to the terms of the Company's Employee Stock Option Agreement.

  3.6 Vacation. The Employee shall be entitled to an annual vacation of twenty three (23) working days at full pay. Vacation days may be accumulated for two (2) years, after which they must be used or redeemed; provided that accumulation of vacation days in excess of forty six (46) days may be approved by the Board in its discretion.

  3.7 Withholding Tax Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

  EMPLOYEE'S COVENANTS

    Service. The Employee shall devote substantially all of his time, attention and ability to the business of the Company and shall well and faithfully serve the Company and shall use his best efforts to promote the interests of the Company. The Employee appreciates that the Employee's duties may involve significant travel from the Employee's place of employment, and the Employee agrees to travel as reasonably required in order to fulfill the Employee's duties. The Employee may sit on boards of other companies unless there is a reasonable basis upon which the Company may deny him the right to do so.

  4.2 Duties and Responsibilities. The Employee shall duly and diligently perform all the duties assigned to him while in the employ of the Company, and shall truly and faithfully account for and deliver to the Company all money, securities and things of value belonging to the Company which the Employee may from time to time receive for, from or on account of the Company.

  4.3 Rules and Regulations. The Employee shall be bound by and shall faithfully observe and abide by all the rules and regulations of the Company from time to time in force which are brought to his notice including insider trading policies and underwriter lock ups, from time to time in force which are brought to his notice.

  CONFIDENTIAL INFORMATION AND DEVELOPMENTS

    "Confidential Information" means information, whether or not originated by the Employee, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

        work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

        computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

        information relating to developments (as hereinafter defined) prior to any public disclosure thereof, including but not limited to, the nature of the developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

        internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company's business;

        marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company that have been or are being discussed; and

        all information that becomes known to the Employee as a result of employment that the Employee, acting reasonably, believes is confidential information or that the Company takes measures to protect.

    Confidential Information does not include:

        the general skills and experience gained during the Employee's employment or engagement with the Company that the Employee could reasonably have been expected to acquire in similar employment or engagements with other companies;

        information publicly known without breach of this Agreement or similar agreements; or

        information, the disclosure of which is required to be made by any law, regulation, governmental authority or court (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent of the requirement, (to the extent reasonably possible in the circumstances) the Company is afforded an opportunity to dispute the requirement.

    "Developments" means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know how and trade secrets), and all records and copies of records relating to the foregoing, that relates solely to the Company's business and improvements and modifications to it:

        result or derive from the Employee's employment or from the Employee's knowledge or use of Confidential Information;

        are conceived or made by the Employee (individually or in collaboration with others) during the term of the Employee's employment by the Company;

        result from or derive from the use or application of the resources of the Company or its affiliates; or

        relate to the business operations of or actual or demonstrably anticipated research and development by the Company or its affiliates.

  For greater certainty, discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) of the Employee that do not relate to the business of the Company are not the subject matter of this Agreement.

  NO CONFLICTING OBLIGATIONS

    The Employee warrants to the Company that:

        the performance of the Employee's duties as an employee of the Company will not breach any agreement or other obligation to keep confidential the proprietary information of any other party; and

        the Employee is not bound by any agreement with or obligation to any other party that conflicts with the Employee's obligations as an employee of the Company or that may affect the Company's interest in the Developments.

    The Employee will not, in the performance of the Employee's duties as an employee of the Company:

        improperly bring to the Company or use any trade secrets, confidential information or other proprietary information of any other party; or

        knowingly infringe the intellectual property rights of any other party.

  CONFIDENTIAL INFORMATION

    Protection of Confidential Information. All Confidential Information, whether it is developed by the Employee during the Employment Period or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

    Covenants Respecting Confidential Information. As a consequence of the acquisition of Confidential Information, the Employee will occupy a position of trust and confidence with respect to the affairs and business of the Company and its affiliates and clients. In view of the foregoing, it is reasonable and necessary for the Employee to make the following covenants regarding the Employee's conduct during and subsequent to the Employee's employment by the Company.

    Non Disclosure. At all times during and subsequent to the Employee's employment with the Company, the Employee will not disclose Confidential Information to any Person (other than as necessary in carrying out the Employee's duties on behalf of the Company) without first obtaining the Company's consent, and the Employee will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

    Using, Copying, etc. At all times during and subsequent to the Employee's employment with the Company, the Employee will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Employee's duties on behalf of the Company) without first obtaining the Company's consent, and the Employee will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

    Return of Confidential Information. Within 2 Business Days after the termination of the Employee's employment on any basis and of receipt by the Employee of the Company's written request, the Employee will promptly deliver to the Company all property of or belonging to or administered by Company including without limitation all Confidential Information that is embodied in any physical or ephemeral form, whether in hard copy or on magnetic media, and that is within the Employee's possession or under the Employee's control.

    Obligations Continue. The Employee's obligations under this Part 7 are to remain in effect in perpetuity.

  INTELLECTUAL PROPERTY

    Ownership. All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments. For greater certainty, all work done during the Employment Period by the Employee for the Company or its affiliates is a work for hire of which the Company or its affiliate, as the case may be, is the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant affiliate, as the case may be.

    Records. The Employee will keep complete, accurate and authentic notes, reference materials, data and records of all Developments in the manner and form requested by the Company. All these materials will be Confidential Information upon their creation.

    Moral Rights. The Employee hereby irrevocably waives all moral rights arising under statute in any jurisdiction or under common law which the employee may have now or in the future with respect to the Developments, including, without limitation, any rights the Employee may have to have the Employee's name associated with the Developments or to have the Employee's name not associated with the Developments, any rights the Employee may have to prevent the alteration, translation or destruction of the Developments, and any rights the Employee may have to control the use of the Developments in association with any product, service, cause or institution. The Employee agrees that this waiver may be invoked by the Company, and by any of its authorized agents or assignees, in respect of any or all of the Developments and that the Company may assign the benefit of this waiver to any Person.

    Further Assurances. The Employee will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Employee's co-operation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Employee's employment, the Employee will provide that co-operation so long as the Company pays to the Employee reasonable compensation for the Employee's time at a rate to be agreed, provided that the rate will not be less than the last base salary or compensation rate paid to the Employee by the Company during the Employee's employment.

    Obligations Continue. The Employee's obligations under this Part 8 are to remain in effect in perpetuity.

  CONSENT TO ENFORCEMENT

  The Employee confirms that all restrictions in Part 7 and 8 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Employee. Without limiting the generality of the forgoing, the Employee hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Employee is in any breach of any of the provisions stipulated in Part 7 and 8. The Employee hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

  WARRANTIES, COVENANTS AND REMEDIES

    The obligations of the Employee as set forth in Parts 6 through 9 will be deemed to have commenced as of the date on which the Employee was first employed by Company. The Employee warrants that the Employee has not, to date, breached any of the obligations set forth in any of those Sections. Any breach or threatened breach of those sections by the Employee will constitute Just Cause for immediate termination of the Employee's employment or engagement by the Company.

    The Employee understands that the Company has expended significant financial resources in developing its products and the Confidential Information. Accordingly, a breach or threatened breach by the Employee of any of Parts 6 through 9 could result in unfair competition with the Company and could result in the Company and its shareholders suffering irreparable harm that is not capable of being calculated and that cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, in the event of a breach or threatened breach by the Employee of any of Parts 6 through 9 the Employee agrees that the Company will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled.

    The Employee's obligations under each of Parts 6 through 9 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation of this Agreement or the Employee's employment (including, without limitation, the Employee's wrongful dismissal) by the Company.

  TERMINATION

    Termination by the Employee. The Employee may terminate this Agreement upon 60 Business Days prior written notice given by the Employee to the Company. The Company, at its sole discretion, may elect to accept the 60 Business Days written notice or to reduce or eliminate the notice period. In such event, the Employee's employment shall terminate on the earlier day elected by the Company. Such election on the part of the Company will not alter the nature of the termination as voluntary and the Company will not be required to pay any severance or termination payments in respect of a termination by the Employee under this Section 12.1. Upon the termination of employment by the Employee under this Section 12.1 the Company shall pay to the Employee all bonuses and other benefits earned or accrued up to the date of termination, but otherwise all obligations of the Company under this Agreement shall end.

    Definition of "Just Cause". "Just Cause" means:

    (i) Employee's conviction of, or plea of nolo contendere, to any felony or to a crime involving moral depravity or fraud; (ii) Employee's commission of an act of dishonesty or fraud or breach of fiduciary duty or act that has a material adverse effect on the name or public image of the Company, as determined by the Board provided the Board affords the Employee the opportunity to personally appear before the Board in order to state his case prior to the Board voting to so terminate the Employee; (iii) Employee's commission of an act of willful misconduct or gross negligence, as determined by the Board provided the Employee shall have the opportunity to state his case before the Board prior to the Board taking such decision to so terminate the Employee; (iv) the failure of Employee to perform his duties under this Agreement; (v) the material breach of any of Employee's material obligations under this Agreement; (vi) the failure of Employee to follow a directive of the CEO; or (vii) excessive absenteeism, chronic alcoholism or any other form of addiction that prevents Employee from performing the essential functions of his position with or without a reasonable accommodation; provided, however, that the Company may terminate Employee's employment for Just Cause, as to (iv) or (v) above, only after failure by Employee to correct or cure, or to commence or to continue to pursue the correction or curing of, such conduct or omission within ten (10) days after receipt by Employee of written notice by the Company of each specific claim of any such misconduct or failure.

    Termination by the Company for Just Cause. The Company may terminate this Agreement at any time for Just Cause without notice and (except as provided in the immediately following sentence) without payment of any compensation by way of anticipated earnings, damages, or other relief of any kind whatsoever. Upon the termination of employment by the Company for Just Cause, the Company shall pay to the Employee all salaries, bonuses, vacation and other benefits, if any, earned or accrued up to the date of termination, but otherwise all obligations of the Company under this Agreement end.

    Termination by the Company for Other Than Just Cause. The Company may terminate this Agreement at any time for other than Just Cause upon the following terms:

      if the Company so terminates this Agreement at any time during the Initial Term of this Agreement or during a Renewal Term, the Company shall pay to the Employee an amount equal to the Gross Salary then payable, for a six month period as if the Agreement had not been so terminated;

      upon any such termination, all bonuses or other benefits earned or accrued up to the date of termination or expiry shall be paid by the Company, but except for such payments and the payments to be made pursuant to Sections 11.4(a) or (b), as applicable, all obligations of the Company under this Agreement shall end upon such termination or failure to renew. Payments under Sections 11.4(a) or (b) shall be payable monthly subject to deductions in Section 3.7.

    Termination by the Employee for Good Reason. The Employee may terminate this Agreement at any time upon the occurrence of any of the following events (each a "Good Reason"), if such occurrence takes place without the express written consent of the Employee:

        a change in the Employee's title or position or a material diminution in the Employee's duties or the assignment to the Employee of duties which materially impairs the Employee's ability to function in his current capacity for the Company, or, with respect an assignment of duties only, is materially inconsistent with his duties;

  In the event that the Employee terminates this Agreement for Good Reason, he shall be entitled to the same payments and benefits as provided in Section 11.4 of this Agreement as if the Company had terminated this Agreement at the time that the Employee terminates this Agreement under this Section 11.5.

  11.6 Death. Your employment terminates on the date of your death and the Company will pay your Gross Salary to the end of the month during which you died and other bonuses, vacation and other benefits, if any, earned or accrued up to the date of termination.

  11.7 Full and Final Release. In order to be eligible for the payments as set forth in this Section 11 the Employee must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company and Employee , and (ii) be and remain in full compliance with his obligations under this Agreement

  11.8 Fair and Reasonable. The parties confirm that the provisions contained in Sections 11.4 and 11.5 are fair and reasonable and that all such payments shall be in full satisfaction of all claims which the Employee may otherwise have at law against the Company including, or in equity by virtue of such termination of employment.

  11.9 Return of Property. Upon the termination of the Employee's employment for any reason whatsoever, the Employee shall at once deliver or cause to be delivered to the Company all books, documents, effects, money, computer equipment, computer storage media, securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Employee.

  11.10 Provisions Which Operate Following Termination. Notwithstanding any termination of this Agreement for any reason whatsoever, provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect.

  11.11 Board. Notwithstanding the foregoing, the termination of Employee's employment hereunder for any reason shall automatically be deemed as Employee's resignation (to extent Employee serves in such capacity) from the Board of Directors of the Company and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion.

  GENERAL

    Benefit & Binding. This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

    Amendments & Waivers. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

    Time. Time shall be of the essence of this Agreement.

    Assignment. Neither this Agreement nor the rights and obligations hereunder shall be assignable by either party without the consent of the other.

    Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect.

    Attornment & Venue. For the purposes of all legal proceedings this Agreement shall be deemed to have been performed in the State of Texas and the courts of Dallas County shall have jurisdiction to entertain any action arising under this Agreement.

  ACKNOWLEDGEMENT

  The Employee acknowledges that:

        the Employee has received a copy of this Agreement;

        the Employee has had sufficient time to review and consider this Agreement thoroughly;

        the Employee has read and understands the terms of this Agreement and his obligations under this Agreement;

        the restrictions placed upon the Employee by this Agreement are reasonably necessary to protect the Company's proprietary interests in the Confidential Information and the Developments and will not preclude the Employee from being gainfully employed in a suitable capacity following the termination of the Employee's employment, given the Employee's knowledge and experience;

        the Employee has been given an opportunity to obtain independent legal advice, or such other advice as the Employee may desire, concerning the interpretation and effect of this Agreement and by signing this Agreement the Employee has either obtained advice or voluntarily waived the Employee's opportunity to receive the same; and

        this Agreement is entered into voluntarily by the Employee.

  NOTICES

  Any demand, notice or other communication (the "Notice") to be given in connection with this Agreement shall be given in writing on a Business Day and may be given by personal delivery or by transmittal by facsimile addressed to the recipient as follows:

To the Company:	6510 Abrams Road, Suite 300, Dallas, TX 75231 Attention: CEO Facsimile:

To the Employee:	Facsimile:

  or such other address or facsimile number as may be designated by notice by any party to the other. Any Notice given by personal delivery will be deemed to have been given on the day of actual delivery and if transmitted by facsimile before 3:00 pm on a Business Day, will be deemed to have been given on that Business Day and if transmitted by facsimile after 3:00 pm on a Business Day, will be deemed to have been given on the next Business Day after the date of transmission.

  FURTHER ASSURANCES

  The parties shall from time to time execute and deliver all such further documents and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

  FAX SIGNATURES

  This Agreement may be signed either by original signature or by facsimile signature.

  COUNTERPARTS

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

ZION OIL & GAS INC. Per: /s/ Richard R. Rinberg
/s/ William H.Avery WILLIAM H. AVERY